Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
NextEra Energy Partners, LP
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common units, representing limited partnership interests	Other (2)	1,317,591	$26.04	$34,310,070	$0.00015310	$5,253

Total Offering Amounts					$34,310,070		$5,253

Total Fee Offsets							—

Net Fee Due							$5,253

(1)
This registration statement covers the offering of 1,317,591 common units representing limited partnership interests in NextEra Energy Partners, LP (the “common units”), to be issued pursuant to the NextEra Energy Partners, LP 2024 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of common units which, by reason of changes in the capitalization of the registrant and other events specified in the Plan, may become subject to the Plan.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per common unit on October 1
8
, 2024, as reported on the New York Stock Exchange.